Exhibit 14.1

ACCENTIA BIOPHARMACEUTICALS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted: February 9, 2005

INTRODUCTION

This Code of Business Conduct and Ethics (the “Code”) has been approved by the Board of Directors of Accentia Biopharmaceuticals, Inc. to provide guidance for all employees and directors of Accentia Biopharmaceuticals, Inc. and its subsidiaries (collectively, the “Company”). All Company employees and directors are expected to maintain high ethical standards of conduct and to comply fully with applicable laws and governmental regulations. Each employee and director should read this document carefully with a commitment to uphold these standards. All employees and directors will receive or be provided with a copy of this Code and should read, understand and comply with this Code in all of the Company’s operations.

This Code is not an employment contract. By issuing this Code, the Company has not created any contractual rights. This Code is in addition to other detailed policies that the Company may adopt from time to time. All employees and directors should read, understand and comply with any applicable detailed policies.

This Code is in addition to, and is not intended to change or interpret, any federal or state law or regulation, the rules of the Securities and Exchange Commission (the “SEC”), Nasdaq’s listing standards, or the Company’s Articles of Incorporation or Bylaws. This Code is subject to modification and interpretation by the Board of Directors and/or its Governance and Nominating Committee.

Questions concerning specific application of this Code should be referred to the Company’s Chief Compliance Officer.

While this Code deals with major areas of concern, it cannot cover every situation which may arise. Employees and directors are expected to exercise their own best judgment and discretion within the parameters of this Code, keeping in mind the high standards to which the Company is committed.

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Code of Business Conduct and Ethics

CODE OF BUSINESS CONDUCT AND ETHICS

It is the policy of the Company that the employees shall exercise and display good judgment and high ethical standards in all business dealings. The consistent conduct of the Company’s business in an honest and ethical manner is vitally important to maintaining public trust and confidence in the Company and its employees. The Company is strongly committed to upholding the principles in this Code and will not take, or allow any employees to take, any action (including any discharge, demotion, suspension, transfer, threat, harassment or discrimination) against any employee who, in good faith, raises a question concerning ethical or moral practices or an actual or potential breach or violation of this Code.

YOUR RESPONSIBILITIES TO THE COMPANY AND ITS SHAREHOLDERS

1. Equal Opportunity

The Company has a commitment to equal employment opportunity for all applicants and employees. The Company is an equal opportunity employer and will not discriminate against any employee or applicant on the basis of any characteristic protected by local, state, federal, foreign or other applicable law. It is the Company’s policy to recruit, employ, evaluate, train, promote, discipline and otherwise treat all employees and job applicants on the basis of merit, qualifications and competence. This policy shall be applied without regard to any status, citizenship, medical condition, physical or mental disability, or any other characteristic protected by local, state, federal, foreign or other applicable law. The Company strives to employ individuals in positions that best suit their abilities, interests and skills, as well as the Company’s needs. Anyone who witnesses a violation of these guidelines should report the incident to the Company’s Chief Compliance Officer.

2. General Standards of Conduct

The Company expects all employees, agents and contractors worldwide to maintain certain common sense standards of good conduct in order to ensure the safety and welfare of employees and agents and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on Company premises, at offsite locations where the Company business is being conducted, at Company sponsored business and social events, or at any other place where you are representative of the Company. Employees and agents who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination.

3. Applicable Laws

All Company employees, agents and contractors worldwide must follow all applicable laws, regulations, rules and regulatory orders. Company employees located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including but not limited to the Foreign Corrupt Practices Act and the U.S. Export Control Act. Each employee and

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agent is charged with the responsibility to acquire appropriate knowledge of the requirement in relation to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from the Legal Department or other advice on specific Company policies and procedures. Violations of laws, regulations, rules and orders may subject the employee or agent to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

4. Workplace Safety & Security

It is the Company’s policy to establish and maintain a safe, secure and healthful workplace free of recognized hazards, actual or threatened violence against co-workers, visitors, or any other persons who are either on our premises or have contact with employees or agents in the course of duties. It is also the Company’s policy that every employee and agent must understand the importance of workplace safety and security. Every employee and agent is responsible for helping to ensure the safety of the Company workplace through personal action and through reporting unsafe conditions.

5. Environmental

A sound environmental performance contributes to the Company’s competitive strength and benefits its customers, stockholders and employees. The Company therefore expects employees to conduct operations on behalf of the Company with the highest regard for the quality of the environment. It is the Company’s policy to comply with all applicable environmental laws, rules and regulations, to make responsible environmental management a priority at the Company and, where necessary, to establish detailed compliance plans that manage environmental risks in day-to-day operations. Employees should report unsafe working conditions, use resources efficiently recycle as appropriate, handle any hazardous materials properly and handle and dispose of all materials and waste in accordance with all applicable laws and Company policies. If you have questions about environmental laws, rules or regulations concerning our facilities, you should contact your supervisor or the Company’s Human Resources Department. If you have questions about environmental laws, rules or regulations concerning our products, you should contact the Company’s Legal Department.

6. Drug & Alcohol Abuse

The Company strives to maintain a workplace that is free from the illegal use, possession, sale, transfer, manufacture, or distribution of alcohol or controlled substances (as defined in the Controlled Substances Act, 21 U.S.C. Sections 801 and following). Legal or illegal substances shall not be used in a manner that impairs an employee’s performance of assigned tasks. Conduct that brings discredit to the Company, casts significant doubt on your reliability or trustworthiness, or otherwise affects your ability to work effectively or harmoniously with others, is improper. The Company requires all employees and agents to report for work with their abilities unimpaired by alcohol or controlled substances. This Code applies while working on Company premises, at offsite locations where Company business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company. Employees or agents who are found to be in violation of this policy may be subject to disciplinary action, up to and including termination. The Company may from time to time publish additional policies or procedure relating to controlled substances and alcohol-related issues.

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Code of Business Conduct and Ethics

7. Anti-Harassment Policy

The Company’s values include ethical actions, honesty, respect for others and teamwork. We require an environment that is open, supportive, and interdependent. No action could be more contrary to our values than unlawful discrimination.

The Company prohibits any form of harassment or inappropriate conduct based on a protected class including, but not limited to race, color, religion, sex, national origin, age or disability. Sexual harassment is defined as unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature, when:

•	Submission to such conduct is made explicitly or implicitly a term or condition of employment;

•	Submission to or rejection of such conduct is used as the basis for decisions affecting an individual’s employment; or

•	Such conduct has the purpose or effect of substantially interfering with an individual’s work performance or creating an intimidating, hostile or offensive work environment.

All employees are expected to conduct themselves in a professional and businesslike manner at all times. These policies apply while working on Company premises, at offsite locations where Company business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company or where your actions could impact the work environment. Inappropriate conduct that could lead to a claim of harassment is expressly prohibited by this Code. Such conduct includes, but is not limited to, implicit or explicit communications whether in:

•	Written form, such as cartoons, posters, calendars, notes, letters, and e-mail;

•	Verbal form, such as comments, jokes, foul or obscene language of a sexual nature, gossiping or questions about another’s sex life, or repeated unwanted requests for dates; or

•	Physical gestures and other nonverbal behavior, such as unwelcome touching, grabbing, fondling, kissing, massaging, and brushing up against another’s body.

Harassment may constitute serious misconduct, as may be filing a false statement that harassment has occurred. Either action may result in discipline. Harassment may also subject the harasser to personal legal and financial liability.

Any incident of harassment witnessed by an employee should be reported to the Company’s Director of Human Resources or Chief Compliance Officer.

Retaliation against any individual who brings a harassment complaint in good faith or participates in a harassment investigation is prohibited. Any employee who feels he or she has been retaliated against for complaining about perceived harassment or participating in an investigation should immediately notify the Company’s Director of Human Resources or Chief Compliance Officer.

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8. Corporate Opportunities and Conflicts of Interest

Employees and directors owe the Company a duty to advance the Company’s business interests when the opportunity to do so arises. As a result, employees and directors are prohibited from taking personal advantage of certain business opportunities in which the Company may be interested. This so-called “corporate opportunity doctrine” is complicated and it is not possible to clearly define all of the business opportunities which belong or could be of interest to the Company and what business opportunities may be taken advantage of personally by employees or directors. The most common types of situations falling within this corporate opportunity doctrine prohibit employees and directors from: (i) personally taking advantage of any business opportunity that typically would be pursued by, or would be of interest to, the Company; (ii) personally taking advantage of any other business opportunity that the Company may want to take advantage of if the opportunity is discovered using Company property, business contacts or information, or that the employee becomes aware of because he or she works for the Company (or that a director becomes aware of in his or her capacity as a director of the Company); or (iii) competing with or otherwise disadvantaging the Company. If an employee or director has any question regarding whether this corporate opportunity doctrine applies to any potential business opportunity, then he or she should consult with the Company’s Chief Compliance Officer.

Although employees are free to participate in outside activities, it is important that employees not engage in any activity that is (or could appear to be) a conflict between personal interests and the Company’s best interests. Examples of conflicts of interest include:

•	Being a consultant to, or a director, officer or employee of, or otherwise operating an outside business that markets products or services in competition with the Company’s current or potential products and services, that supplies products or services to the Company or that purchases products or services from the Company.

•	Having any financial interest, including stock ownership, in any such outside business that might create or give the appearance of a conflict of interest.

•	Seeking or accepting any personal loan or services from any such outside business, except from financial institutions or services providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses.

•	Being a consultant to, or a director, officer or employee of, or otherwise operating an outside business would interfere with the director’s or employee’s responsibilities with the Company.

•	Conducting business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives.

•	Using the Company’s property, information or position for personal gain.

Actual or potentially conflicting interests (including but not limited to any material transaction or relationship that reasonably could be expected to give rise to a conflicting interest) must be reported to the Company’s Chief Compliance Officer.

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9. Company Information

Company information and data are very valuable assets that are to be protected. Company information and data encompasses all proprietary information that is not generally available to or known by the public, and it includes information in any format: written, electronic, visual or oral. It includes trade secrets as well as various kinds of confidential or private technical, financial and business information. It also may include information that the Company develops, purchases or licenses, and information the Company receives from others. Unauthorized disclosure could destroy its value, give unfair advantage to others, expose the Company’s business to fraud and malicious damage or compromise the privacy of the Company’s communications.

Employees may use Company information to the extent needed to perform their jobs properly, but employees need to remember that they are responsible for safeguarding that information (and information provided to the Company by another person or company) from theft or misuse. Accordingly, employees cannot, directly or indirectly:

•	Disclose any Company information to others, including other employees, unless they have a legitimate need to know it to perform their jobs and, if they are not employees of the Company, have agreed to maintain its confidentiality;

•	Use Company information for any purpose other than its intended use;

•	Copy any documents containing Company information, or remove any documents or other records or copies from the work area, except as required to perform their jobs properly; or

•	Dispose of Company information inappropriately.

All Company documents, e-mail and other materials containing Company information (and all materials prepared from those documents) are the Company’s property. If the Company so requests, or when an employee’s employment ends, such documents and other materials must be returned to the Company.

Many employees regularly disclose Company information to others and receive information from others for legitimate business reasons. As a general rule, before disclosing or receiving such information, the Company must enter into an agreement that describes how the parties can use and must protect the information. Employees should contact their supervisor before agreeing to disclose Company information, including research, financial data, seismic data or other information available to them as a result of their employment with the Company.

Subject to applicable law, directors have an obligation to the Company and its shareholder to maintain the confidentiality of nonpublic information about the Company (and nonpublic information provided to the directors by another person or company). Accordingly, directors cannot, directly or indirectly, disclose such information or use it for any purpose other than its intended use.

10. Use of Company Property

Company property is intended to be used for Company purposes. Any incidental personal use must be in accordance with the Company’s instructions or as expressly authorized. Company property includes equipment, computers, software, inventory, corporate funds and office supplies,

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technologies, concepts, intellectual property, exploitation and development strategies, business strategies and plans, customer lists, personnel data, company phone directories, organization charts, cost and pricing data, financial data and all other proprietary information about the Company’s business and employees. Misappropriation or diversion of Company property, funds or resources is prohibited.

All of the Company’s information systems, including communications systems, magnetic media, e-mail, voice mail, and intranet, extranet and internet access systems are the Company’s property and generally must be used only for business activities. Occasional and reasonable personal use of the Company’s internet, intranet and e-mail systems is permitted, provided that such use does not interfere with the performance of work duties and responsibilities and otherwise complies with the Company’s internet access policy. The Company reserves the right at any time to access, read, monitor, inspect and disclose the contents of, postings to and downloads from all of the Company’s information systems.

No one may use the Company’s information systems at work to access, view, post, store, transmit, download, or distribute any pornographic, discriminatory or harassing materials.

11. Obligations under Securities Laws – “Insider” Trading

Obligations under the U.S. securities laws apply to everyone. In the normal course of business, officers, directors, employees, agents, contractors and consultants of the Company may come into possession of material nonpublic information relating to the Company. You may not seek to profit from material nonpublic information by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf. The misuse of sensitive information is contrary to Company policy and U.S. Securities laws.

Insider trading violations are a crime, penalized by fines of up to $1,000,000 and 10 years in jail for individuals. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading.

Additionally, employers and other controlling persons (including supervisory personnel) are also at risk under U.S. federal law. Controlling persons may, among other things, face penalties of the greater of $1,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control unlawful insider trading.

Thus, it is important both to you and the Company that insider trading violations not occur. You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the chance that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small. Because of the importance of this issue, the Company has adopted an Insider Trading Policy applicable to all employees. Before engaging in any purchase or sale of Company common stock, you must ensure that your intended trade strictly complies with the Insider Trading Policy. You should contact the Legal Department if you have any questions regarding the Company’s Insider Trading Policy.

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12. Prohibition Against Short Selling of Company Stock

No Company director, officer or other employee, agent or contractor shall, directly or indirectly, sell any equity security, including derivatives, of the Company if the person selling the security or his principal (1) does not own the security sold, or (2) if owning the security, does not deliver it against such sale within 20 days thereafter, or does not within five days after such sale deposit it in the mail or other usual channels of transportation. Generally, a short sale, as defined in this Code, means any transaction whereby one may benefit from a decline in the Company’s stock price. While employees who are not executive officers or directors are not prohibited by law from engaging in short sales of Company’s securities, the Company has adopted as policy that employees may not do so either.

13. Accuracy, Retention and Disposal of Records

From time to time, the Company may publish policies and guidelines relating to the retention, maintenance and management of records. Each employee is responsible for maintaining accurate and reasonably detailed documents, reports and other records. No one may falsify or improperly alter any information contained in the Company’s records. Records include, but are not limited to, paper documents, CDs, computer hard disks, email, floppy disk microfiches, microfilm or any other media. The Company may be required by local, state, deferral, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records.

A “legal hold” suspends all destruction procedure in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The Company’s Legal Department determines and identifies what types of Company records or documents are required to be placed under a legal hold. Every Company employee and agent has an affirmative responsibility to comply with this policy.

The Company’s Legal Department will notify you if a legal hold is placed on records for which you are responsible. You are then required to preserve and protect the necessary records in accordance with instructions from the Company’s Legal Department. RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES. A legal hold remains in effect until it is officially released in writing by the Company’s Legal Department. If you are unsure whether a document has been placed under a legal hold, you should preserve and protect the document while you check with the Company’s Legal Department.

If you have any questions about this policy, you should contact the Company’s Legal Department. Civil and criminal penalties for failure to comply with this policy can be severe for employees, agents and the Company. In addition, failure to comply with the policy may subject the employee or agent to disciplinary action, up to and including termination of employment or business relationship.

14. Intellectual Property Rights

Employees are expected to contribute to the research and development of new technologies, products and services. Employees are further expected to document all discoveries and ideas and to promptly report such discoveries and ideas to designated persons in the Company. Moreover, employees are expected to take all steps necessary to preserve and protect intellectual property rights in the discoveries and ideas by maintaining them in secrecy within the Company until public disclosure is

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authorized by ensuring that appropriate confidentiality and nondisclosure agreements are executed prior to communicating such discoveries and ideas to those outside the Company and by assisting the Company in the pursuit of patents, trademarks, copyrights and other intellectual property rights for such discoveries and ideas.

To the full extent permitted by law, employees are required to assign to the Company all interest in their discoveries, inventions, ideas, trademarks, patents and patent applications on such discoveries and copyrighted material which are developed during their relationship with the Company and are related to any business or activity of the Company. Employees are also required to promptly disclose all such discoveries, inventions, ideas, trademarks, patents, patent applications and copyrighted material to a responsible manager, and to provide reasonable assistance to the Company to permit it to secure all applicable legal rights and protections such as patents, trademarks and copyrights.

It is the Company’s policy to enforce its rights in valuable intellectual property, such as patentable inventions, copyrightable works and trademarks, in all countries where the Company deems it appropriate and, where appropriate, to use prescribed notices of such rights on products, product literature and advertising. Employees and directors must report any infringement of the Company’s intellectual property rights coming to their attention.

It is the Company’s policy never to knowingly infringe the intellectual property rights of others. Employees are expected to take appropriate steps to implement this policy by, for example, instituting timely searches for conflicting patents or trademarks before utilizing a newly-developed technology or trademark.

RESPONSIBILITIES TO OUR CUSTOMERS, OUR SUPPLIERS, AND OTHER THIRD PARTIES

1. Customer Relationships

If your job puts you in contact with any Company customers or potential customers, it is critical for you to remember that you represent the Company to the people with whom you are dealing. You will be expected to act in a manner that creates value for our customers and helps to build a relationship based upon trust. This goodwill is one of our most important assets, and Company employees and agents must act to preserve and enhance our reputation.

2. Payments or Gifts from Others

Under no circumstances may employees or agents accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or creating appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to Human Resources or the Legal Department.

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Gifts given by the Company to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Company’s books and records.

3. Publications of Others

The Company subscribes to many publications that help employees do their jobs better. These include newsletters, reference works, online reference services, magazines, books and other digital and printed works. Copyright law generally protects these works, and their unauthorized copying and distribution constitute copyright infringement. You must first obtain the consent of the publisher of a publication before copying publications or significant parts of them. When in doubt about whether you may copy a publication, consult the Legal Department.

4. Handling the Confidential Information of Others

The Company has many kinds of business relationships with many companies and individuals. Sometimes, they will volunteer confidential information about their products or business plans to induce the Company to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship with that party. Whatever the situation, we must take special care to handle the confidential information of others responsibly. We must handle such confidential information in accordance with our agreements with such third parties.

a. Appropriate Nondisclosure Agreements

Confidential information of a third party may take many forms. An oral presentation about a company’s product development plans may contain protected trade secrets. A customer list or employee list may be a protected trade secret. A demo of a prototype of a company’s new product design may contain information protected by trade secret and prototype laws.

You should never accept information offered by a third party which is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information. THE LEGAL DEPARTMENT CAN PROVIDE NONDISCLOSURE AGREEMENTS TO FIT ANY PARTICULAR SITUATION, AND WILL COORDINATE APPROPRIATE EXECUTION OF SUCH AGREEMENTS ON BEHALF OF THE COMPANY. Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive confidential information is offered and it is not necessary for your immediate purposes, it should be refused.

b. Need-to-Know

Once a third party’s confidential information has been disclosed to the Company, we have an obligation to abide by the terms of the relevant nondisclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Company employees with a need to know the information. Every employee and agent involved in a potential business relationship with a third party must understand and strictly observe the restriction on the use and handling of confidential information. When in doubt, consult the Legal Department.

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c. Notes

When reviewing the confidential information of a third party under a nondisclosure agreement, it is natural to take notes or prepare reports summarizing the results of the review and, based partly on those notes or reports, to draw conclusions about the suitability of a business relationship. Notes or reports, however, can include confidential information disclosed by the other party and so should be retained only long enough to complete the evaluation of the potential business relationship. Subsequently, they should be either destroyed or turned over to the Legal Department for safekeeping or destruction. They should be treated just as any other disclosure of confidential information is treated, marked as confidential and distributed only to those Company employees with a need to know.

d. Competitive Information

You should never attempt to obtain a competitor’s confidential information by improper means; you should especially never contact a competitor regarding the confidential information. While the Company may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

5. Selecting Suppliers

The Company’s suppliers make significant contributions to our success. To create an environment where our suppliers have an incentive to work with the Company, they must be confident that they will be treated lawfully and in an ethical manner. The Company’s policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company’s policy is to select significant supplier agreements through a competitive bid process where possible. Under no circumstance should any Company employee or agent attempt to coerce suppliers in any way. The confidential information of a supplier is entitled to the same protection as that of any other third party and must not be received before an appropriate nondisclosure agreement has been signed. A supplier’s performance should never be discussed with anyone outside the Company. A supplier to the Company is generally free to sell its products or services to any other party, including competitors of the Company. In some cases where the products or services have been designed, fabricated, or developed to our specifications, the agreement between the parties may contain restrictions on sales.

6. Government Relations

It is the Company’s policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all local, state, deferral, foreign and other applicable laws, rules and regulations. If you have any questions concerning government relations, you should contact the Company’s Legal Department.

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7. Political Contributions

While the Company encourages individual participation in the political process, no employee should create the impression of speaking or acting on the Company’s behalf without specific authorization. It is up to each employee to abide by all laws relating to political contributions and to make such contributions as individuals, not as representatives of the Company. Employees cannot contribute any Company money, property, time, or services (directly or indirectly) to any political candidate or political party, unless making such a contribution is permitted by local law and the employee has the prior consent of the Company’s senior management. Written pre-authorization is required before an employee can make a political contribution to a foreign political party or candidate for public office.

8. Business with Governments and Officials

It is unlawful to give gifts or inducements to influence government officials, or to induce the purchase of the Company’s products or services. The term “government official” includes candidates for political office, political parties and employees of public international organizations. “Inducements” or “benefits” are also broadly defined to include anything of value. In addition, employees should never give a gift to any person or firm where he or she knows or has reason to believe that the gift will be passed on to a government official for such purposes.

Employees and directors must never make improper gifts or payments, such as bribes or kickbacks, in any way in connection with the Company’s business. Gifts or payments to or for the personal benefit of a governmental employee or office holder or to or for the personal benefit of an employee of one of the Company’s customers or suppliers are clearly improper. Indirect transactions, such as payments of commissions to a sales representative on the understanding that he or she will pay a bribe or kickback to an employee of a customer are also prohibited

9. Governmental Investigations

While it is the Company’s policy to cooperate in the administration of all laws and regulations to which it is subject, such cooperation must be conducted in a manner that does not unduly interfere with the business of the Company nor jeopardize its legitimate interests. Employees who receive notice of any governmental investigation involving the Company or any request to testify in a legal proceeding with regard to the Company should promptly notify the Company’s Legal Department or Chief Compliance Officer. If a governmental investigator requests an interview or information, he or she should be treated courteously but should be given no information except that which is publicly available and instead should be requested to put his inquiry in writing in order that it may be answered with appropriate care by proper persons, preferably acting with the advice of legal counsel.

10. Lobbying

Employees and agents whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation must have prior written approval of such activity from The Company’s General Counsel (unless such employees, agents, or contractors are a part of the company’s regular governmental relations function). Activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials. Preparation research, and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made.

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11. Free and Fair Competition

Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. The Company is committed to obeying both the letter and spirit of all these laws. The consequences of not doing so can be severe for all of us.

These laws often regulate the Company’s relationships with its customers and distributors. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, restrictions on carrying competing products, termination and many other practices.

Competition laws also govern, usually quite strictly, relationships between the Company and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers, and suppliers. Employees or agents of the Company shall not knowingly make false or misleading statements regarding its competitors or the products of its competitors, customers or suppliers.

No employee, agent or contractor shall at any time or under any circumstance enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, boycotts of customers or suppliers, or bids or the intent to bid or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules as may bona fide purchases from or sales to competitors on non-competitive products, but the Company’s Legal Department must review all such proposed ventures in advance. These prohibitions are absolute and strict observance is required. Collusion among competitors is illegal, and the consequences of a violation are severe.

Although the spirit of these laws, known as “antitrust,” “competition,” or “consumer protection” or unfair competition laws, is straightforward, their application to particular situations can be quite complex. To ensure that The Company complies fully with these laws, each of us should have a basic knowledge of them and should involve our Legal Department early on when questionable situations arise.

12. Contact with the Media, the Public or Attorneys

Press releases and contact with news media, securities analysts or investment bankers must be made only through or at the direction of the Company’s Chief Executive Officer, Chief Financial Officer, or Investor Relations Officer. If a reporter or other member of the news media contacts an employee regarding the Company, then the employee should refer him or her to the Company’s Chief Financial Officer or Investor Relations Officer immediately. An employee (unless otherwise directly authorized) should never answer questions, comment on, confirm, or deny anything relating to Company business.

If an attorney, whether representing a person, another company or the government, contacts an employee regarding the Company, then the employee should refer him or her to the Company’s legal department. If an employee receives a summons, legal complaint, subpoena, other similar legal document concerning the Company, then the employees should immediately consult with the Company’s legal department to ensure that the Company responds appropriately

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ACCOUNTING PROCEDURES AND THE CONTROL OF FUNDS AND ASSETS

Employees and directors must comply with the Company’s accounting rules, internal control over financial reporting and with generally accepted accounting practices and cooperate fully with the Company’s internal and external auditors. The following is a summary of the Company’s accounting practices:

a. The Company’s financial and accounting books and records must be true, accurate and complete. No false or artificial entries shall be made in any books or records of the Company for any reason, and no Employee shall engage in any arrangement that results in such a prohibited act. The Company’s accounting and financial records must reflect, in an accurate, complete and timely manner, all transactions affecting the Company in order to meet statutory requirements and to ensure proper preparation of the Company’s financial statements. Transactions must be properly authorized and approved and recorded in accordance with both the relevant generally accepted accounting principles and the highest standards of integrity. There shall be no cash funds, bank accounts, investment or other assets which are not recorded or are inadequately recorded in the Company’s accounting records.

b. There must be no concealment of information from (or by) Senior Financial Officers (as defined below), or from the Company’s internal or external auditors or legal counsel.

c. No employee may have so great a span of responsibility as to make it possible for the Company’s accounting control system of checks and balances to be impaired or corporate assets to be diverted.

d. The use of any funds or other assets of, or the providing of any services by, the Company for any unlawful purpose is strictly prohibited.

e. The Company’s accounting and financial records must be adequately protected from destruction or tampering. The accounting and financial records must also be retained for a sufficient period of time to meet both the applicable legal requirements and those required by the Company’s corporate office.

f. No payment on behalf of the Company shall be approved or made with the intention or understanding that a part or all of such payment is to be used for any purpose other than as described by the document supporting or requiring the payment.

Accentia Biopharmaceuticals, Inc.

Code of Business Conduct and Ethics

g. No employee may take any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent auditing firm for the purpose of rendering the Company’s financial statements misleading.

h. Payments for goods and services provided to the Company must be payable to the person or company legally entitled to receive payment. All invoices must accurately reflect the items and services being purchased or sold and the prices being paid. Generally, discounts must be included in the price or otherwise stated on the invoice. If the discount is not known at the time of the sale to a US-based customer, then specific information must be provided about the discount to the customer on an annual basis. Except in rare instances, no payment may be made to a party in a country other than the one in which the party resides, maintains a place of business, or has delivered the goods or provided the services for which payment is made.

i. Any employee having information or knowledge of any unrecorded fund or asset or any other questionable financial disclosure or accounting, auditing or financial practice or concern shall promptly report such matter to the Company’s Chief Financial Officer. If the employee is not satisfied that the issue reported has been addressed properly or does not feel comfortable raising the issue with the Company’s Chief Financial Officer, he or she shall report the issue directly to the Chairman of the Audit Committee of the Company’s Board of Directors at the following address:

PERSONAL AND CONFIDENTIAL

Chairman of the Audit Committee of Accentia Biopharmaceuticals, Inc.

324 S. Hyde Park Avenue

Suite 350

Tampa, FL 33606

THE CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICER

In addition to the other policies set forth in this Code (including particularly those set forth in the section above), the Company’s Chief Executive Officer and senior financial officers (e.g., chief financial officer, principal accounting officer, controller and other Employees performing similar functions) (together, the “Senior Financial Officers”) shall also be subject to the additional duties and responsibilities described in this section.

a. Each Senior Financial Officer shall ensure the integrity and accuracy of the Company’s financial statements, the Company’s compliance with all legal and regulatory requirements related to the Company’s financial statements, and the performance of the Company’s internal audit function. The Senior Financial Officers shall immediately report any failures or deficiencies therein to the Chairman of the Audit Committee.

b. The Senior Financial Officers shall be responsible for maintaining effective internal audit functions, internal accounting controls, risk management practices and procedures, and financial reporting and compliance practices, and reporting thereon

Accentia Biopharmaceuticals, Inc.

Code of Business Conduct and Ethics

(including particularly any deficiencies therein or changes thereto which could adversely affect the Company’s financial condition or results of operation) to the Audit Committee.

c. The Senior Financial Officers must ensure that the Company’s SEC reports that contain the Company’s financial statements fully comply with the applicable requirements of the federal securities laws and that the information contained in each such report fairly presents, in all material respects, the financial condition and results of operations of the Company. The Senior Financial Officers shall report any failures or deficiencies therein immediately to the Chairman of the Audit Committee

d. The Senior Financial Officers shall be responsible for establishing, maintaining and evaluating the Company’s internal accounting controls and for disclosing to the Audit Committee and the Company’s independent auditing firm any significant deficiencies in such controls, and any fraud involving Employees significantly involved with such controls, and whether or not there were significant changes in such internal controls or other factors that could significantly affect such controls. The objective of these internal accounting controls is to provide assurance that all assets are adequately protected, properly used and that the Company’s financial records accurately reflect the assets and liabilities of the Company. Effective internal accounting controls provide the Company with a system of “checks and balances” to assist in ensuring that accounting and administrative policies are complied with throughout the Company.

e. No Senior Financial Officer shall take, or allow any other Employee to take, any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditing firm for the purpose of rendering the Company’s financial statements materially misleading. If any Senior Financial Officer becomes aware of any such circumstance, he or she shall report it immediately to the Chairman of the Audit Committee.

f. The Senior Financial Officers shall ensure that the Company’s auditing firm reports directly to the Audit Committee, and that the Audit Committee is solely responsible for the appointment, compensation and oversight of the Company’s independent auditing firm (including resolving any disagreements between management and the auditing firm over financial disclosure or accounting or auditing policies, practices or treatment).

g. Each Senior Financial Officer shall immediately report any Employee complaints regarding financial disclosure or accounting or auditing matters, including any financial or accounting fraud (whether or not material), to the Chairman of the Audit Committee.

h. No Senior Financial Officer shall engage the Company’s auditing firm to perform audit or non-audit services without the Audit Committee’s (or its designee’s) preapproval in accordance with the Audit Committee’s charter.

i. The Senior Financial Officers shall implement procedures and practices designed to ensure that any certificates required to be signed by the Company’s Chief Executive Officer and/or Chief Financial Officer, and filed with the SEC or Nasdaq, comply with all of the requirements thereof and otherwise support and verify the accuracy of such certifications. The Senior Financial Officers shall report any failures or deficiencies therein immediately to the Chairman of the Audit Committee

Accentia Biopharmaceuticals, Inc.

Code of Business Conduct and Ethics

j. The Senior Financial Officers shall advise the Audit Committee on the areas of financial risk that could have a material adverse effect on the Company’s results of operation or financial condition and the Company’s risk assessment and risk management policies.

k. The Senior Financial Officers shall ensure that the Company’s off-balance sheet transactions, liabilities, obligations (including contingent obligations), commitments; relationships with unconsolidated or related party entities; and derivative transactions are properly accounted for and disclosed in accordance with the requirements of the SEC, Nasdaq’s listing standards and other applicable laws.

l. The Senior Financial Officers shall not seek a second opinion on any significant accounting issue from an accounting or auditing firm other than the Company’s independent auditing firm without first obtaining the approval of the Audit Committee.

m. The Senior Financial Officers shall be familiar with the requirements, duties and responsibilities imposed on them by the Audit Committee’s charter and will actively and timely comply therewith, and will otherwise comply with all requests of the Audit Committee or its designees.

PROCEDURES FOR REPORTING VIOLATIONS AND ENSURING COMPLIANCE WITH THIS CODE

In addition to the procedures set forth below for reporting violations of this Code, the Company may from time to time adopt procedures for employees and directors to report on a confidential, anonymous basis concerns regarding questionable accounting or auditing matters.

Except as otherwise explicitly provided in this Code, if any employee believes that this Code has been violated or the Company has or is about to violate a law or regulation, or an employee believes that he or she is being asked to violate this Code or a law or regulation in the performance of duties for the Company, then the matter should be promptly reported to the employee’s supervisor. If for any reason the employee is uncomfortable reporting such matter to his or her supervisor, then the matter should be promptly reported to the Company’s Chief Compliance Officer, who will respond as promptly and discreetly as practicable with an appropriate investigation.

Except as otherwise explicitly provided in this Code, if any director believes that this Code has been violated or the Company has or is about to violate a law or regulation, or a director believes that he or she is being asked to violate this Code or a law or regulation in the performance of duties for the Company, the matter should be promptly reported to the Chairman of the Audit Committee of the Company’s Board of Directors.

Every employee and director of the Company shall cooperate in assuring that any violation of this Code is brought to the attention of the appropriate person. The Company will take appropriate steps to maintain the confidentiality of the reporting employee’s or director’s identity, to the extent that it can do so consistent with the Company’s obligations to investigate and remedy the matter and, if appropriate, to report the matter to government officials.

Accentia Biopharmaceuticals, Inc.

Code of Business Conduct and Ethics

During any investigation of suspected breaches or violations of this Code, all employees must fully cooperate with the investigation. The Company reserves the right to discipline any employee who does not fully cooperate in any such investigation and to report any illegal actions to the appropriate authorities. In addition, any employee threatening, harassing, or in any way discriminating against an employee or director for reporting such a matter in good faith will be disciplined.

Neither the Company nor any employee will retaliate against any employee who, in good faith, raises a question concerning ethical practices or a potential breach or violation of this Code. This means the Company will not terminate, demote, suspend, threaten, harass, transfer to an undesirable assignment, or otherwise discriminate against any employee for calling attention to any suspected illegal, unethical or immoral acts or any potential breach or violation of this Code. This protection extends to anyone giving information in relation to an investigation. However, the Company reserves the right to discipline any employee who knowingly makes a false accusation, provides false information to the Company or otherwise acts improperly.

Only the Board of Directors may waive provisions of this Code with respect to directors and executive officers of the Company, and only the Board of Directors may change provisions of this Code.

An employee or director found to have violated this Code will be subject to appropriate disciplinary action, ranging from warnings to possible termination or removal. Compliance with this Code will be included as part of any applicable performance review.

Except as otherwise explicitly provided in this Code, the Company’s Board of Directors is responsible for overseeing the interpretation and enforcement of this Code. Subject to the Board’s ultimate authority: (i) each responsible manager will be responsible for monitoring the enforcement of this Code as it pertains to employees under his or her supervision and (ii) the Company’s Chief Compliance Officer will be responsible for monitoring (a) enforcement of this Code and these procedures as they pertain to the Company’s directors, executive officers and responsible managers, and (b) the steps taken by each of the responsible managers with respect to the enforcement of this Code. If any questions regarding possible breaches or violations of this Code are not resolvable by the Company’s Chief Compliance Officer, such questions shall be directed to the Company’s legal department.

This Code will be reproduced and individual copies will be distributed or otherwise made available to all employees, agents and directors. Each person receiving a copy of this Code will be required to acknowledge in writing that they have received, read and will abide by this Code. All acknowledgments will be forwarded to the Company’s Chief Compliance Officer for retention and for appropriate follow-up action, if necessary.

All vendors, suppliers, agents, franchisees, joint venture partners and other business relationships will be informed of the basic principles of this Code. In particular, each vendor, supplier, agent, franchisee, joint venture partner and other business relationships will be made aware of the necessity of fair and honest dealings in all matters concerning the Company.